Exhibit 99.1

Mandalay Digital Group Buys Xyo Technology

-- Digital Turbine to Acquire Xyo’s Mobile Operator Relationships; Technology to Enhance Digital Turbine’s Existing Products, and Foster New Technology Innovation through its Robust App Discovery Products --

Los Angeles, CA – October 9, 2014 – Mandalay Digital Group, Inc. (Nasdaq: MNDL), a leading provider of mobile technology solutions, today announced its purchase of Xyo’s app search engine and contextual advertising technologies.

Digital Turbine will immediately integrate Xyo’s technology into its products to help enhance end-user app recommendations in support of its pending DT IQ launches with Verizon and Vodafone Australia, as well as its current deployment with T-Mobile USA. Xyo’s existing mobile operator relationships, including Deutsche Telekom Europe and Vodafone are included in the transaction.

“There’s a shared vision between both companies on the significant opportunity for operators and OEMs to distribute and monetize mobile content,” said Bill Stone, Chief Executive Officer of Digital Turbine. “There is a huge consumer appetite for finding and recommending the right app at the right time, versus wading through thousands of apps in the app store. This presents a significant opportunity for us at a time when our Ignite and IQ products are just beginning to ramp around the globe.”

Xyo co-founders Zoe Adamovicz and Marcin Rudolf will join the Digital Turbine team. Adamovicz will run Digital Turbine’s EMEA operations and Rudolf will head Digital Turbine’s R&D and technology development. Five additional Xyo employees, primarily focused on technology development, will also join Digital Turbine. All of the new employees are based in Berlin.

“As part of Digital Turbine, Xyo’s revolutionary app discovery technology will reach consumers at scale much more quickly. But apps are just a start. Consumers have entered a new age where digital content is personally recommended on their phones,” Adamovicz said. “We are very excited to be part of Digital Turbine as we work together to develop new technologies that can help shape this consumer world.”

“The rising adoption of mobile devices is challenging the search box, the dominating discovery tool of the internet for the last 15 years,” Rudolf said. “Consumers don’t like to type their queries into search boxes on small smartphone screens and apps are a unique type of content requiring a different, more efficient discovery mechanism. Xyo is a technology leader in this field and our clients benefit from the widest and most advanced data sets for recommendations. It is a very exciting time to be in the middle of a huge market trend. ”

Xyo’s “Guided Search” approach to app discovery is the core of the acquisition. Xyo’s unique user experience and underlying technologies offer smartphone owners the ability to browse through hundreds of apps and game interests shared by millions of fellow users that were previously difficult to locate. The company’s technology automatically creates a taxonomy of 1000+ micro-categories that are unknown to current app stores to allow users to navigate, explore and discover apps in an intuitive way. By utilizing a user’s data Xyo offers a touch-centric way to browse for apps without having to type. Instead, a user flicks through the app suggestions Xyo provides, which are based on 400 different signals – far more than many competing app stores and discovery services offer today. Xyo has been distributing its technology through global partnerships with network operators, device makers and media.

Mandalay Digital Group Buys Xyo Technology

October 9, 2014

Additional material terms about the transaction can be found in the Current Report filed today with the Securities and Exchange Commission (SEC) by Mandalay Digital on Form 8-K. The filing can be accessed through the SEC's website at www.sec.gov.

About Mandalay Digital Group

Mandalay Digital Group, Inc., through its wholly owned subsidiary, Digital Turbine (DT), provides mobile solutions for wireless carriers globally to enable them to better monetize mobile content. The company’s products include mobile application management through DT Ignite, user experience and discovery through DT IQ, application stores and content through DT Marketplace, and content management and mobile payments through DT Pay. With global headquarters in Los Angeles, and offices in the U.S., Asia Pacific and EMEA, Mandalay Digital’s solutions are used by more than 31 million customers each month across more than 20 global operators. For additional information, visit www.mandalaydigital.com.

About Xyo

Xyo is a groundbreaking app search engine and contextual recommendation technology company. It is at the forefront of a global trend towards touch-centric contextual discovery of mobile content. The service is available for Android via the Xyo app as well as through partnerships with the world’s leading network operators, device makers and media worldwide. Xyo is based in Berlin and was founded in October 2010 by Zoe Adamovicz, Matthaus Krzykowski and Marcin Rudolf. The company is backed by Signia Venture Partners, Flaregames CEO Klaas Kersting and SoundCloud co-founder Eric Wahlforss.

Forward-Looking Statements

This news release includes "forward-looking statements" within the meaning of the U.S. federal securities laws. Statements in this news release that are not statements of historical fact and that concern future results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events, including that Xyo’s technology will enhance Mandalay’s existing products and foster new technology innovation and that Mandalay Digital will successfully integrate Xyo’s technology, are forward-looking statements that speak only as of the date made and which involve known and unknown risks, uncertainties and other factors which may, should one or more of these risks uncertainties or other factors materialize, cause actual results to differ materially from those expressed or implied by such statements. These factors include the inherent and deal specific challenges in converting discussions with carriers into actual contractual relationships, product acceptance of a new product such as DT Ignite or DT IQ in a competitive marketplace, the potential for unforeseen or underestimated cash requirements or liabilities, risks intrinsic to dispositions (like the Twistbox disposition) such as successor liability claims, the impact of currency exchange rate fluctuations on the Company’s reported GAAP financial statements, the Company’s ability as a smaller company to manage international operations, its ability given the Company’s limited resources to identify and consummate acquisitions, varying and often unpredictable levels of orders, sensitivity and volatility of revenues in relation to sales of particular device lines on which the Company’s products are used, the challenges inherent in technology development necessary to maintain the Company’s competitive advantage such as adherence to release schedules and the costs and time required for finalization and gaining market acceptance of new products, changes in economic conditions and market demand, rapid and complex changes occurring in the mobile marketplace, pricing and other activities by competitors, and other risks including those described from time to time in Mandalay Digital Group's filings on Forms 10-K and 10-Q with the SEC, press releases and other communications. You should not place undue reliance on these forward-looking statements. The company does not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Mandalay Digital Group Buys Xyo Technology

October 9, 2014

For more information contact:

Mandalay Digital

Laurie Berman/Matt Sheldon

PondelWilkinson Inc.

(310) 279-5980

pwinvestor@pondel.com

Xyo

Matthaus Krzykowski

Head of International Partnerships and Communications

Matthaus@xyo.net

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